Exhibit 3.1

Amendments to By-laws of Marathon Oil Corporation

Effective January 1, 2013, Article I, Section 1.6 and 1.7 of the Company's By-laws shall be amended to read in full:

Section 1.6. Organization. The chairman of the Board, or in his absence the Lead Director, or the chief executive officer in the order named, shall call meetings of the stockholders to order, and shall act as chairman of such meeting; provided, however, that the Board of Directors may appoint any person to act as chairman of any meeting in the absence of the chairman of the Board or the Lead Director.
The Secretary of the Corporation shall act as secretary at all meetings of the stockholders; but in the absence of the Secretary at any meeting of the stockholders the presiding officer may appoint any person to act as secretary of the meeting.

Section 1.7. Voting. At each meeting of the stockholders, every stockholder shall be entitled to vote in person, or by proxy appointed by instrument in writing, subscribed by such stockholder or by his duly authorized attorney, or, to the extent permitted by law, appointed by an electronic transmission, and delivered to the inspectors at the meeting; and such stockholder shall have the number of votes for each share of capital stock standing registered in such stockholder's name at the date fixed by the Board of Directors pursuant to Section 4.4 of Article IV of these By-laws as may be determined in accordance with the Corporation's Certificate of Incorporation, or as may be provided by law. Voting at meetings of stockholders must be by written ballot in all elections of directors, but otherwise need not be by written ballot unless the Board of Directors, in its discretion, by resolution so requires or, in the case of any such meeting, the chairman of that meeting, in his or her discretion, so requires. The Board of Directors, in its discretion, may authorize the requirement of a written ballot in any case to be satisfied by electronic transmission, subject to the requirements of Section 211(e) of the DGCL.
At least ten days before each meeting of the stockholders, a full, true and complete list, in alphabetical order, of all of the stockholders entitled to vote at such meeting, showing the address of each stockholder, and indicating the class and number of shares held by each, shall be furnished and held open for inspection in such manner, as is required by law. Only the persons in whose names shares of stock stand on the books of the Corporation at the date fixed by the Board of Directors pursuant to Section 4.4 of Article IV of these By-laws, as evidenced in the manner provided by law, shall be entitled to vote in person or by proxy on the shares so standing in their names.
Prior to any meeting, but subsequent to the date fixed by the Board of Directors pursuant to Section 4.4 of Article IV of these By-laws, any proxy may submit his powers of attorney to the secretary, or to the treasurer, for examination. The certificate of the secretary, or of the treasurer, as to the regularity of such powers of attorney, and as to the class and number of shares held by the persons who severally and respectively executed such powers of attorney, shall be received as prima facie evidence of the class and number of shares represented by the holder of such powers of attorney for the purpose of establishing the presence of a quorum at such meeting and of organizing the same, and for all other purposes.
Except as otherwise provided in the Certificate of Incorporation, each director shall be elected by the vote of a majority of the votes cast with respect to the director at any meeting for the election of directors at which a quorum is present; provided, however, that the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors if, in connection with such meeting (i) the Secretary of the Corporation shall have received a notice that a stockholder has nominated a person for election to the Board in compliance with the advance-notice requirements for stockholder nominees for director set forth in Section 1.3 and (ii) such nomination shall not have been withdrawn by such stockholder on or prior to the day next preceding the date the Corporation first mails its notice of meeting for such meeting to the stockholders of the Corporation. If directors are to be elected by a plurality of the votes cast pursuant to the provisions of the immediately preceding sentence, stockholders shall not be provided the option to vote against any one or more of the nominees, but shall only be provided the option to vote for one or more of the nominees or withhold their votes with respect to one or more of the nominees. For purposes hereof, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. (Accordingly, abstentions will not be taken into account for this purpose.)
In the case of any question to which the stockholder approval policy of any national securities exchange or quotation system on which capital stock of the Corporation is traded or quoted on the Corporation's application, the requirements under the Securities Exchange Act of 1934, as amended, or any provision of the Internal Revenue Code of 1986, as amended, or the rules and regulations thereunder (the “Code”) applies, in each case for which question the Certificate of Incorporation, these By-laws or the DGCL does not specify a higher voting requirement, that question will be decided by the requisite vote that stockholder approval policy, Exchange Act requirement or Code provision, as the case may be, specifies, or the highest requisite vote if more than one applies.

A majority of the votes of the shares present in person at the meeting and those represented by proxy and entitled to vote on the question whether to ratify the appointment of independent public accountants, if that question is submitted for a vote of stockholders, will be sufficient to ratify the appointment.
All other elections, proposals and questions which have properly come before any meeting will, unless the Certificate of Incorporation, these By-laws or applicable law otherwise provides, be decided by a majority of the votes of the shares present in person at the meeting and those represented by proxy and entitled to vote at that meeting.

Effective January 1, 2013, Article II, Sections 2.7, 2.10 and 2.11 of the Company's By-laws shall be amended to read in full:

Section 2.7. Special Meetings. Special meetings of the Board shall be held whenever called by direction of the chairman of the Board, the Lead Director, chief executive officer, or a majority of the directors then in office.
The Secretary shall give notice of each special meeting by mailing the same at least two days before the meeting, or by telegraph, telecopier, electronic transmission or other communications device at least one day before the meeting, to each director; but such notice may be waived by any director. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting. At any meeting at which every director shall be present, even though without any notice, any business may be transacted.

Section 2.10. Order of Business. At meetings of the Board business shall be transacted in such order as, from time to time, the Board may determine by resolution.
At all meetings of the Board, the chairman of the Board, or in his absence the Lead Director, or the chief executive officer, in the order named, shall preside.

Section 2.11. Compensation of Directors. Each director of the Corporation who is not a salaried officer or employee of the Corporation, or of a subsidiary of the Corporation, shall receive an annual cash retainer and an annual common stock unit award for serving as a director of the Board as the Board may from time to time determine. The Lead Director and Chairs of the Board Committees shall receive retainers as the Board may from time to time determine.

Effective January 1, 2013, Article VI, Section 6.10 of the Company's By-laws shall be amended to read in full:

 Section 6.10 Certain Definitional Provisions. (a) In these By-laws:
“Board” or “Board of Directors” means the board of directors of the Corporation.
“Board Committee” means any committee of the Board.
“Certificate of Incorporation” means at any time the original certificate of incorporation of the Corporation as amended and restated from time to time to that time, including each certificate of designation, if any, respecting any class or series of preferred stock of the Corporation.
“Chairman” or “chairman” means the chairman of the Board.
“DGCL” means the General Corporation Law of the State of Delaware.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Lead Director” means the Director elected by the Board, not less than annually, by the affirmative vote of a majority of the non-employee Directors in the event the Chairman and Chief Executive Officer positions are not separate.
“Secretary” or “secretary” means the secretary of the Corporation.
(b)    When used in these By-laws, the words “herein,” “hereof” and “hereunder” and words of similar import refer to these By-laws as a whole and not to any provision of these By-laws, and the words “Article” and “Section” refer to Articles and Sections of these By-laws unless otherwise specified.
(c)    Whenever the context so requires, the singular number includes the plural and vice versa, and a reference to one gender includes the other gender and the neuter.

(d)    The word “including” (and, with correlative meaning, the word “include”) means including, without limiting the generality of any description preceding that word, and the words “shall” and “will” are used interchangeably and have the same meaning.